Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Brista Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 10, 2013, on the balance sheet of Brista Corp. as of July 31, 2013 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from December 20, 2012 (Inception) to July 31, 2013.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Denver, Colorado

October 14, 2013                                                                                                Cutler & Co. LLC

CUTLER & CO., PC

Certified Public Accountants

2460 West 26th Avenue, Suite 380C, Denver, Colorado 80211 • **Phone:** 303.968.3281 • **Fax:** 303.463.5416 • **www.cutlerandcocpas.com**